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                                                                   EXHIBIT 10(n)

                             CO-OPERATION AGREEMENT
              BETWEEN ALROSA AND LAZARE KAPLAN INTERNATIONAL INC.*

         Joint Stock Company ALROSA, being a legal entity under the laws of the Russian Federation (including any wholly-owned subsidiary thereof) and Lazare Kaplan International Inc., hereinafter referred to as LKI, being a legal entity under the laws of the United States (including any wholly-owned subsidiary thereof), jointly referred to herein as the Parties, have made this Co-Operation Agreement (the "Agreement") on cooperation in the processing of natural diamonds and marketing of the resulting polished diamonds.

         WHEREAS, ALROSA and LKI are parties to the Cooperation Agreement on the Processing of Natural Diamonds and Marketing of the Resulting Polished Diamonds, dated July 16, 1996 (the "Cooperation Agreement");

         WHEREAS, ALROSA and LKI have implemented the Cooperation Agreement (the "Project") and have obtained financing for ALROSA secured by the proceeds from such Project;

         WHEREAS, ALROSA desires to further increase its participation in the world market of polished diamonds and seeks to obtain large scale debt financing guaranteed by the Export-Import Bank of the United States ("Exim Bank") as well as "untied" financing from commercial banks for activities furthering its leadership role in the world rough diamond production; and

         WHEREAS, ALROSA, Exim Bank and LKI are parties to the Memorandum of Understanding, dated May 15, 1998, containing the undertaking by the Exim Bank to extend financing to ALROSA, including in cooperation with commercial banks, provided ALROSA and LKI agree to and implement a co-operation and marketing agreement acceptable to Exim Bank;

         Now, therefore, ALROSA and LKI agree as follows:

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* Certain portions of this agreement have been omitted pursuant to a request for confidential treatment.






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1        SUBJECT OF AGREEMENT.

1.1 Subject to the provisions of this Agreement, ALROSA and LKI will coordinate their joint activities in:

         -- selecting the necessary Facilities (as defined hereinafter) and their proper outfitting;
         -- selecting polishing professionals and staff for work at the Facilities;
         -- the assembly of diamond lots and determining their Base Cost (as defined hereinafter);
         -- planning the most efficient way of cutting and polishing such diamonds;
         -- cutting diamonds at the Facilities including control of the cutting and polishing;
         -- the certification of agreed upon diamonds;
         -- marketing and sales of all the resulting polished diamonds in the world market, using LKI and ALROSA sales networks.

2        OBLIGATION OF THE PARTIES.

2.1 The Parties through their authorized representatives shall take joint decisions on the following issues:

         2.1.1 Subject to the Minimum Level specified in Article 3.1.3, on the amount and assortment of diamonds jointly assembled for cutting, the timing of such assembly, the Base Cost (denominated in US dollars) of each diamond lot assembled (for diamonds [*] carats and larger, for each rough diamond), the planning and cutting of each diamond lot assembled, and the valuation and sale of the resulting diamonds.

         2.1.2 By means of written protocols, on the cost of each rough diamond lot assembled (hereinafter referred to as the "Base Cost"), on the reimbursable expenses of each party related to the implementation of this Agreement by the Parties on an annual basis, on the export price of each shipment of diamonds and on the distribution of the Shared Proceeds (as defined in Article 5.3) from each shipment.

2.2 The Parties express their intent to conduct this cooperation in the spirit of mutual trust, openness and confidentiality. Each Party will keep the other Party fully informed about every material decision that must be taken, consult and agree on each such decision, and include the other Party in all stages of work necessary to fulfill this Agreement.

2.3 ALROSA has the right, and LKI shall provide such an opportunity, for ALROSA's representatives to participate in the sales of polished diamonds in LKI offices, to recommend purchasers from its own clients, to participate in the presentations of the diamonds to perspective purchasers, in the sale negotiations and in documenting final

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sales.

3        ALROSA OBLIGATIONS.

3.1 In addition to the obligations stated above in Article 2, ALROSA accepts the following obligations:

         3.1.1 To provide, or to ensure, as agreed with LKI, initially at its own expense, but for reimbursement of expenses in accordance with this Agreement out of sales proceeds, the facilities necessary for cutting the rough diamonds (the "Facilities"), with premises sufficient to accommodate the equipment and personnel required to process the Minimum Level of rough diamonds, as defined in Paragraph 3.1.3, and to ensure functioning of the Facilities necessary to implement provisions of this Agreement.

         3.1.2 To provide, or to ensure, initially at its own expense, but for reimbursement of expenses in accordance with this Agreement out of sales proceeds, the agreed upon number of professional workers and administrative personnel, if any, all of whom to be jointly approved with LKI for all stages of cooperation pursuant to this Agreement.

         3.1.3 To provide not less than once a month rough diamonds, in sizes and qualities suitable for efficient processing at the Facilities and sale at the maximum prices, and in volumes and assortment regularly agreed upon by the Parties in the corresponding protocols, and for such Base Costs as may be required to assure the assembly, processing, export (at regular intervals) and sales pursuant to this Agreement of diamonds with an aggregate Base Cost of no less than US$50 million during each six-month period, evenly distributed by carat size within size groups in the assortment agreed upon by the Parties (the "Minimum Level").

         3.1.4 To provide LKI representatives with all documents and information relating to the implementation of this Agreement at all stages of the joint operation in order to fulfill the objectives of this Agreement.

         3.1.5 To assist LKI experts in getting visas, work permits and residency permits, as may be required by relevant regulations.

         3.1.6 To arrange for all necessary Russian government decisions, export and other permits, licenses, quotas and solutions of related issues arising in connection with this Agreement.

         3.1.7 To make the necessary arrangements, including export licenses for the shipping at the contract price, not less than once a month, to LKI offices or a joint trading company established by the Parties outside Russia, for marketing and

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         sale outside Russia, of all the polished diamonds manufactured under this Agreement. Contract price shall not be less than the [*] of the diamonds being shipped and shall not exceed the [*] plus the estimated pre-agreed expenses of the Parties during the relevant period.

4        LKI OBLIGATIONS.

4.1 In addition to the obligations stated above in Article 2, LKI accepts the following obligations for a fee, as provided in Article 5.2 hereof, for the marketing of the polished diamonds outside of Russia:

         4.1.1 To provide, initially at its own expense, but for reimbursement of expenses in accordance with this Agreement out of sales proceeds, the technical consultants required for the implementation of this Agreement, such consultants to supervise at all stages the assembling, planning, cutting and polishing process of all diamonds subject to this Agreement.

         4.1.2 To provide the required technology, equipment, tools and materials (collectively, "Equipment") agreed to by the Parties, as required by the expected volume of work and workers. The equipment shall be procured pursuant to sales agreement with ALROSA, providing for the terms of payment permitted by Russian law.

         4.1.3 To provide, initially at its own expense but for reimbursement out of sales proceeds, prior to receiving each shipment of polished diamonds, an insurance certificate for the amount of the estimated sales price of such shipment (listing ALROSA as beneficiary prior to it receiving from LKI the Base Cost) covering 'all risks' of the processed diamonds during the period of their transportation, storage and delivery to the buyer up to the time of final sale.

         4.1.4 If necessary, to certify, or obtain GIA certification for, polished diamonds agreed to by the Parties before each shipment from Russia.

         4.1.5 To organize and perform, with the participation of ALROSA representatives and their knowledge of the ALROSA marketing network but retaining by LKI at all times physical possession and control of the diamonds, the sorting, valuation and marketing of all diamonds polished and delivered to LKI outside Russia under this Agreement, utilizing its marketing expertise, analyses, facilities, network and contacts in Antwerp, New York and Tokyo and worldwide, using such advertisement, promotion and marketing technologies, including the timing thereof as may be determined by the Parties in order to realize the maximum price obtainable, and the sale of polished diamonds at such price. ALROSA has the right to introduce its customers who offer a higher price than customers known to LKI.


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         4.1.6 To provide ALROSA with the full information and documents on the performance, costs and results of marketing activities including copies of necessary certificates and other documents.

         4.1.7 To help arrange for visas, reception and residence for Russian experts during their joint work outside Russia.

         4.1.8 To transfer to the bank account specified by ALROSA (a) no later than [*] after receiving the polished diamonds outside Russia (or on the next succeeding day when banks in New York and Moscow are open) a sum equivalent to [*] of the pre-agreed [*] of the rough diamonds; and
         (b) no later than [*] from the shipping date of the polished diamonds (or on the next succeeding day when banks in New York and Moscow are open) the remaining amount of the contract price of such diamonds, and
         (c) no later than [*] from the delivery date (without extending this period), the final portion of the sales price received for such diamonds, minus the amounts remitted to ALROSA pursuant to clauses (a) and (b) above, provided however, that if by such [*] any of the diamonds remain unsold, they will become the property of LKI at their [*].

4.2      In the event that ALROSA proceeds with the Exim Bank or other financing

         (a) to take all necessary actions within its control at each stage to assure that the value of diamonds assembled, processed, exported and sold pursuant to this Agreement within each successive 6 month period meet the Minimum Level of US$50 million; and (b) to fully cooperate with ALROSA, Exim Bank, and other financial institutions in the formulation and implementation of such arrangements in connection with this Agreement as may facilitate ALROSA's proceeding with the financing of its operations.

5        PAYMENT.

5.1 ALROSA and LKI shall define the value of each rough diamond lot assembled for processing in accordance with the current sales prices of USO ALROSA (for sizes [*] carats and larger, for each rough diamond) (the "Base Cost"), and confirm it by an appropriate protocol.

5.2 The Parties agree that the amounts to be distributed between them (the "Shared Amount"), as defined in Paragraph 5.3, received from sales of polished diamonds, will be distributed as follows: to ALROSA - [*] to LKI - [*], as its fee for the consultations and marketing of the polished diamonds in the United States and other markets outside Russia.

5.3 The Parties agree that "Shared Proceed" means the amount received from the sales of polished diamonds excluding the cost of rough diamonds (the Base Cost) and

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all ALROSA and LKI agreed upon expenses related to the implementation of this
Agreement, cutting (including expenses related to the use of the Facilities), valuation, processing, export from Russia, transportation, certification, insurance and marketing of polished diamonds pursuant to this Agreement, including all compensation and related payments (such as international travel and living expenses) paid to Russian and foreign professionals and the amortization of the cost of the Equipment. All costs will be jointly agreed upon and confirmed by appropriate protocols.

5.4 ALROSA shall pay to LKI, and will ensure that LKI receives, all sums due to LKI in accordance with this Agreement; such amounts to be paid by a wire transfer, in immediately available funds, to a bank account to be specified by LKI to ALROSA. Unless such payments are effectuated by ALROSA otherwise and unless agreed otherwise by the Parties, such payments shall be made from the bank account of ALROSA in an authorized Russian bank (the "Bank") approved by the Central Bank of Russia ("CB RF), to which revenues from the sale of diamonds by LKI are transferred upon instructions from ALROSA.

ALROSA authorizes and instructs the Bank, and will provide the Bank with the necessary written documents as the Bank may require, to ensure that the Bank immediately and unconditionally upon receipt of payments from LKI to ALROSA pursuant to Section 4.1.8 of this Agreement, reimburses LKI for all services rendered and expenses incurred in accordance with the provisions of this Agreement.

If in accordance with Russian laws and regulations ALROSA needs to make mandatory conversions of convertible currency proceeds into Rubles, and the remaining amounts are insufficient to reimburse LKI in full as provided in this
Article 5.4, ALROSA authorizes and instructs the Bank to effectuate immediate reconversion of Rubles in necessary amounts, in order to make full payments to LKI.

If LKI and ALROSA determine that a Bank guarantee is required to secure the payments to LKI provided for in this Agreement, ALROSA and LKI will share the cost of such Bank guarantee equally.

5.5 Notwithstanding any other provisions of this Agreement, during the term of any financing to ALROSA, secured by this Agreement, ALROSA hereby irrevocably instructs LKI, and LKI agrees, to pay all amounts due to ALROSA under this Agreement on the day due by same day wire transfer into the account established by the lender(s) pursuant to such financing.

6        THE TERM OF THE AGREEMENT AND SETTLEMENT OF DISPUTES.

6.1 This Agreement is valid from the moment of signing, and will be valid for 10 years and may be prolonged thereafter by mutual consent of the Parties.

6.2 If the external situation makes it impossible in full or in part for one of the Parties

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to fulfill any of its obligations under this Agreement due to unforeseen circumstances (force majeure) such as fire, natural disasters, war, military operations of any kind, blockades, or other situations beyond the control of the Parties, the time of fulfillment of such obligation will be delayed for a period equal to the duration of the force majeure circumstances. If such circumstances persist for more than 12 months, either Party may terminate the fulfillment of its obligations. The compensation for any Party suffering losses as a result of such termination will be decided by the Parties when the decision to terminate this Agreement is taken.

         6.2.1. The Party that cannot fulfill its obligations due to force majeure circumstances must make clear to the other Party the nature of the circumstances that prevent the fulfillment of the obligation. Proof of existence of such force majeure circumstances and their duration will be based upon information from the Chambers of Trade and Commerce of Russia or the United States, whichever of the country in which the existence of such circumstances of force majeure is claimed to have occurred.

6.3 All disagreements and disputes resulting from or in relation to this Agreement will be resolved in a friendly manner by negotiations. Disputes unresolved by consultations and negotiations will be decided by the International Commercial Arbitration Court of the Russian Federal Chamber of Trade and Commerce.

6.4 Each Party confirms that this Agreement is not an agreement to create a joint venture, partnership, sales or trade agreement or technology transfer agreement. Each Party agrees to keep secret any business, financial, technical or other information received about the other Party in connection with this Agreement and agrees not to undertake any steps that could undermine the effectiveness of this Agreement without obtaining the written consent of the other Party. Each Party represents that this agreement does not violate any of their respective legal obligations or undertakings.

6.5 The present Agreement shall not in any way affect the provisions of the Cooperation Agreement on the Processing of Natural Diamonds and Marketing of the Resulting Polished Diamonds, dated July 16, 1996, entered into by the Parties, as amended from time to time (the "Cooperation Agreement") and shall in no way affect the rights and obligations of the Parties under the Cooperation Agreement.

7        TRANSFER OF RIGHTS OR DUTIES; FULL AGREEMENT.

7.1 No Party can transfer its rights or duties under this Agreement to any other person without the written consent of the other Party, and, if this Agreement is used as security for debt financing to ALROSA, and, as long as such debt financing is outstanding, without the written consent of the relevant creditor. LKI hereby authorizes ALROSA to make such pledge or assignment of its revenues under this Agreement as ALROSA may agree with its creditors.


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7.2 This Agreement reflects the full mutual understanding of the Parties and any modification therein must be mutually agreed upon by the Parties in writing, and, as long as any debt financing for which this Agreement is used as security is outstanding, by the relevant creditor.

8        LEGAL ADDRESSES.

ALROSA                                      Lazare Kaplan International Inc.
678170 Mirny Ul.Lenina 6                    529 5th Avenue
Teletype: 135818 Almaz                      New York, NY 10017 U.S.
Telex: 135113 Almaz SU                      Tel: 212 972-9700
Telefax (411) 36-244-51                     Fax: 212 972-8561

109017 Moscow 1 Kazachy per.10/12
Teletype: 113258 Vilyi
Telex: 414199 Almaz RU
Telefax (095) 230-6631
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This Agreement is signed in Washington, D.C. on March 23, 1999 in two copies in
English and Russian, each of which have equal legal and binding force. In separate letters to be delivered by the Parties' legal counsel, the English and Russian texts of this Agreement shall be certified to be identical.


On behalf of ALROSA                On behalf of Lazare Kaplan International Inc.

/s/  V.A. Shtyrov                  /s/ M. Tempelsman
President                          Chairman

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